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     As filed with the Securities and Exchange Commission on April 18, 2001
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                   FORM 8-A/A
                               (AMENDMENT NO. 1)

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                           THE MEN'S WEARHOUSE, INC.
             (Exact name of registrant as specified in its charter)


                  TEXAS                                  74-1790172
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

           5803 GLENMONT DRIVE                             77081
             HOUSTON, TEXAS                             (Zip Code)
(Address of principal executive offices)

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         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

       Securities to be registered pursuant to Section 12(b) of the Act:

          Title of Each Class              Name of Each Exchange on which
          to be so Registered              Each Class is to be Registered
          -------------------              ------------------------------

      COMMON STOCK, $.01PAR VALUE              NEW YORK STOCK EXCHANGE


       Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE

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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The response to Item 1 of The Men's Wearhouse, Inc.'s Form 8-A, as filed with the Securities and Exchange Commission on September 5, 2000, is hereby amended and restated in its entirety to read as follows:


         The authorized capital stock of The Men's Wearhouse, Inc., a Texas corporation (the "Company") consists of 100,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), and 2,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

COMMON STOCK

         Holders of shares of Common Stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of shareholders. Such holders do not have the right to cumulate their votes in the election of directors. Holders of Common Stock have no redemption or conversion rights and no preemptive or other rights to subscribe for securities of the Company. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all debts and liabilities of the Company, and the preferential rights of any series of Preferred Stock then outstanding. The shares of Common Stock outstanding are fully paid and non- assessable.

         Holders of Common Stock have an equal and ratable right to receive dividends, when, as and if declared by the board of directors out of funds legally available therefor and only after payment of, or provision for, full dividends on all outstanding shares of any series of Preferred Stock and after the Company has made provision for any required sinking or purchase funds for any series of Preferred Stock. The Company's Credit Agreement prohibits the payment of cash dividends on the Common Stock.


PREFERRED STOCK

         The Preferred Stock may be issued, from time to time in one or more series, and the board of directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, redemption rights and terms, liquidation preferences, conversion rights, voting rights and sinking fund provisions applicable to each such series of Preferred Stock. If the Company issues a series of Preferred Stock in the future that has voting rights or preference over the Common Stock with respect to the payment of dividends and upon the Company's liquidation, dissolution or winding up, the rights of the holders of Common Stock offered hereby may be adversely affected. The issuance of shares of Preferred Stock could be utilized, under certain circumstances, in an attempt to prevent an acquisition of the Company. The Company has no present intention to issue any shares of Preferred Stock.


LIMITATION OF DIRECTOR LIABILITY

         The Restated Articles of Incorporation of the Company contain a provision that limits the liability of the Company's directors as permitted under Texas law. The provision eliminates the liability of a director to the Company or its shareholders for monetary damages for negligent or grossly negligent acts or omissions in the director's capacity as a director. The provision does not affect the liability of a director (i) for breach of his duty of loyalty to the Company or to its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for acts or omissions for which the liability of a director is expressly provided by an applicable statute, or (iv) in respect of any transaction from which a director received an improper personal benefit. Pursuant to the Restated Articles of Incorporation, the liability of


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directors will be further limited or eliminated without action by shareholders if Texas law is amended to further limit or eliminate the personal liability of directors.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.


ITEM 2.  EXHIBITS.

           4.1 Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 to the Company's
                    Quarterly Report on Form 10-Q for the Quarter ended July 30, 1994).

           4.2 Bylaws, as amended (incorporated by reference from Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 1997).

           4.3 Form of Common Stock certificate (incorporated by reference from Exhibit 4.3 to the Company's Registration Statement on Form S-1 (Reg. No. 33-45949)).

           4.4 Articles of Amendment to the Restated Articles of Incorporation (incorporated by reference from
                    Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 1999).

           4.5 Revolving Credit Agreement dated as of February 5, 1999, by and among the Company and NationsBank of Texas N.A. and the Banks listed therein, including form of Revolving Note (incorporated by reference from Exhibit 4.13 to the Company's Annual Report on Form 10-K for the fiscal year ended January 30,
                    1999).

           4.6 Term Credit Agreement dated as of February 5, 1999, by and among the Company, Golden Moores Finance Company and NationsBank of Texas N.A. and the Banks listed therein, including form of Term Note (incorporated by reference from Exhibit 4.14 to the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 1999).

           4.7 Revolving Credit Agreement dated as of February 10, 1999, by and among the Company, Moores Retail Group Inc. and Bank of America Canada and the Banks listed therein, including form of Revolving Note (incorporated by reference from Exhibit 4.15 to the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 1999).

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                                   SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                 THE MEN'S WEARHOUSE, INC.



                                 By:     /S/  NEILL P. DAVIS
                                     -------------------------------------
                                                 Neill P. Davis
                                          Senior Vice President, Chief
                                         Financial Officer and Treasurer



Dated: April 18, 2001


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